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                                                                    Exhibit 10.3

                                 Anadigics, Inc.
                               35 Technology Drive
                            Warren, New Jersey 07059

                                                                    June 1, 1999

Ronald Rosenzweig
22 Roberts Drive
Short Hills, New Jersey 07076

Dear Ron:

            This letter will confirm the agreement reached between you and Anadigics, Inc. (the "Company") regarding your employment by the Company on and subsequent to the Effective Date referred to below.

            1. Commencing on January 1, 2000 (the "Effective Date"), you will agree to serve as Chairman of the Board of Directors (the "Board") of the Company until the expiration of the Second Term (as defined below). As Chairman of the Board you shall have such powers and duties as may from time to time be assigned to you by the Chief Executive Officer of the Company.

            2. Your annual salary shall be $200,000 for a period from January 1, 2000 through December 31, 2000 (the "First Term"). During the First Term you shall be entitled to a bonus of up to $100,000 provided you meet the targets for your performance set by the Chief Executive Officer of the Company.

                              [CONFIDENTIAL STAMP]

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            3. Your salary for the period from January 1, 2001 through July 2,
2002 (the "Second Term") shall be at the annual rate of $100,000. During the Second Term you shall be entitled to a bonus of up to 50% of the salary paid during the Second Term provided you meet the targets for your performance set by the Chief Executive Officer of the Company.

            4. You hereby agree to devote 51% of your time to your duties as an employee of the Company during the First Term and hereby agree to devote 25% of your time to such duties during the Second Term.

            5. During your employment under this Agreement you shall remain eligible to receive such health and insurance benefits as are generally provided to executive officers of the Company as determined from time to time by the Board.

            6. In the event the Company terminates your employment hereunder without "Cause" (as defined below), you shall be entitled to:

                  (a) an amount equal to the sum of (A) your annual salary set forth in paragraph 2 or 3 hereof as the case may be depending on whether such employment is terminated during the First or Second

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            Term plus (B) your bonus, if any, earned during the immediately preceding calendar year, such payments to be paid to you within thirty (30) days of termination of your employment;

                  (b) any annual salary earned but not yet paid;

                  (c) any bonus earned but not yet paid;

                  (d) reimbursement for out-of-pocket expenses, properly
            reimbursable, that have been incurred but not yet reimbursed;

                  (e) continuation of your and your dependents' health benefits, if any, at the level in effect on the date or termination through the earlier to occur of (i) twenty-four (24) months from such termination of employment or (ii) the date you commence employment with another entity which provides you with comparable benefits; and

                  (f) the immediate vesting of any stock options you hold; you may exercise such options within twelve (12) months following the date of termination of your employment.

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            For purposes of this Agreement "Cause" shall mean:

                  (i) Unauthorized use or disclosure of the confidential
            information or trade secrets of the Company;

                  (ii) Conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof;

                  (iii) Embezzlement or misappropriation of the assets of the
            Company; or

                  (iv) Misconduct or gross negligence in the performance of
            duties assigned to you as Chairman of the Board.

            7. In the event you voluntarily terminate your employment with the Company or in the event your employment hereunder is terminated by the Company for "Cause" as defined in paragraph 6 hereof during the First or Second Term of this Agreement, you shall be entitled to (a) any annual salary earned but not yet paid to the date of your termination; (b) any bonus earned but not yet paid to the date of termination; and (c) reimbursement of out of pocket expenses that have been incurred but not yet reimbursed.

            8. You hereby agree that during the First and Second Terms of this Agreement and for a period of two years following termination of your employment with the Company that you will not directly or indirectly (i) encourage or solicit any

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officer or employee of the Company or any of its subsidiaries to leave the employ of such entity; (ii) that you will not, directly or indirectly, as principal, partner, director, employee or consultant engage in any activities in the geographic area of the Company's and its subsidiaries' operations if such activities are in direct competition with businesses that are currently being conducted by the Company and its subsidiaries.

            9. You recognize and acknowledge that, by reason of your employment with the Company, you may have acquired, and will acquire, information of a proprietary, confidential, or secret nature regarding the Company and its subsidiaries and their respective businesses and operations, including but not limited to, information concerning trade secrets, know-how, software, data processing systems, inventions, designs, processes, formulas, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers and other information with respect to the affairs, business, customers, agents or other business relationships of the Company and its subsidiaries, (the "Confidential Information"). You hereby agree to hold in a fiduciary capacity for the benefit of the Company, all Confidential Information relating to the Company and any of its subsidiaries and their respective businesses, which shall have been obtained

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by you during your employment by the Company. You hereby agree that you will not, during or for three (3) years after your employment with the Company, disclose the Confidential Information, or any part thereof, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, the provisions of this paragraph 9 shall not apply to Confidential Information which (a) becomes or is generally available to the public (other than by your acts or the acts of your representatives); (b) becomes known to you on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the Company; or (c) you are required to disclose in a judicial, administrative or governmental proceeding (any such proceeding, a "Legal Proceeding"). In the event you are required to disclose Confidential Information in a Legal Proceeding, you shall provide the Company with prompt notice of such request so that the Company may timely seek an appropriate protective order or waive compliance with this paragraph 9.

            You and the Company hereby agree that on the Effective Date this letter agreement supersedes and replaces the letter agreement dated September 17, 1998 between you and the

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Company which letter shall be of no further effect on and after the Effective
Date.

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            If you are in agreement with the foregoing, please sign and return to us a copy of this letter.


                                                   Very truly yours,

                                                   ANADIGICS, INC.


                                                   By /s/ Bami Bastani
                                                      --------------------------

Accepted and Agreed to as of
the date first above written.


/s/ Ronald Rosenzweig
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    Ronald Rosenzweig